Exhibit 99.1


               SkyTerra Communications Declares Special Dividend

(New York, New York, January 31, 2006) On January 30, 2006, the Board of Directors of SkyTerra Communications, Inc. (OTCBB: SKYT) declared a special dividend consisting of all the outstanding common stock of Hughes Communications, Inc. (Hughes), SkyTerra's wholly-owned subsidiary, to holders of record, as of February 13, 2006, of SkyTerra's capital stock and certain warrants to purchase SkyTerra common stock. Payment of the special dividend is conditioned upon the registration statement on Form S-1 filed by Hughes in connection with the special dividend being declared effective by the Securities and Exchange Commission prior to April 4, 2006. If the registration statement is not declared effective prior to that date, the Company expects that its Board of Directors will fix a subsequent record date for payment of the special dividend. Subject to the foregoing, the special dividend will be paid on the tenth day following effectiveness of the registration statement to holders of record on the record date, February 13, 2006.

Holders of shares of SkyTerra's common stock on the record date will receive one half of one share of Hughes common stock for each share of SkyTerra common stock held. Holders on the record date of SkyTerra's preferred stock and warrants to purchase SkyTerra common stock will, in accordance with their respective terms, receive shares of Hughes common stock on an as-converted or as-exercised basis, as applicable.

It is expected that the board of directors of Hughes will approve the previously announced rights offering and declare the dividend distribution of rights to purchase shares of Hughes common stock to holders of record immediately following the payment of the special dividend of Hughes common stock by SkyTerra. SkyTerra can provide no assurance, however, that the board of directors of Hughes will take such action or that the proposed rights offering will occur.

A registration statement relating to the Hughes common stock to be distributed pursuant to the special dividend has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

The prospectus relating to the Hughes common stock to be distributed pursuant in the special dividend may be obtained, when available, by contacting Dean Manson, c/o Hughes Communications, Inc., 11717 Exploration Lane, Germantown, Maryland 20876.


 FORWARD-LOOKING AND CAUTIONARY STATEMENTS


This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to plans and other future events relating to SkyTerra and its subsidiaries, including Hughes Communications, Inc. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms, in connection with any discussion of future results, including SkyTerra's plans to distribute the special dividend, or the completion of the potential rights offering and other transactions referred to in this press release. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in the forward-looking statements. In particular, the forward-looking statements of SkyTerra are subject to the following risks and uncertainties: difficulties, delays, unexpected costs or the inability to consummate, the special dividend, the rights offering or the other transactions referred to in this press release; the impact of legislative and regulatory actions, including without limitation, actions by the Securities and Exchange Commission and the foreign regulatory authorities. We assume no obligation to update or supplement our forward-looking statements.